Filed pursuant to Rule 424(b)(2)
Registration No. 333-198710

Prospectus Supplement
(To Prospectus dated September 12, 2014)

UNION BANKSHARES CORPORATION

$150,000,000
    5.00% Fixed-to-Floating Rate Subordinated Notes due 2026

We are offering $150,000,000 aggregate principal amount of our 5.00% Fixed-to-Floating Rate Subordinated Notes due 2026 (which we refer to as the “Notes”). The Notes will mature on December 15, 2026. From and including December 5, 2016 to but excluding December 15, 2021, we will pay interest on the Notes semi-annually in arrears on each June 15 and December 15 at a fixed annual interest rate equal to 5.00%. From and including December 15, 2021 to but excluding the maturity date or earlier redemption date, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR plus a spread of 317.5 basis points, payable quarterly in arrears on each March 15, June 15, September 15 and December 15. Notwithstanding the foregoing, if then-current three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero.

We may, beginning with the interest payment date of December 15, 2021 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. The Notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under “Description of the Notes — Redemption” in this prospectus supplement. The Notes will not be convertible or exchangeable.

The Notes will be unsecured subordinated obligations of Union Bankshares Corporation. There is no sinking fund for the Notes. The Notes will be subordinated in right of payment to the payment of our existing and future senior indebtedness, including all of our general creditors, and they will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations. The Notes will not be guaranteed by any of our subsidiaries.

Currently, there is no public trading market for the Notes. We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system.

	Per Note	Total
Public offering price(1)	100.00%	$150,000,000
Underwriting discounts and commissions	1.00%	$1,500,000
Proceeds to us (before expenses)	99.00%	$148,500,000

(1)	Plus accrued interest, if any, from the original issue date.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

The Notes are not savings accounts, deposits or other obligations of our subsidiary bank, Union Bank & Trust, or any of our nonbank subsidiaries. The Notes are not insured by the Federal Deposit Insurance Corporation, or “FDIC,” or any other governmental agency or public or private insurer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company (which, along with its successors, we refer to as “DTC”), and its direct participants, against payment therefor in immediately available funds, on or about December 5, 2016.

Sandler O’neill + Partners, l.p.

Prospectus Supplement dated November 30, 2016

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated September 12, 2014, which provides more general information about the securities that we may offer from time to time, some of which information may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information” before investing in the Notes.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Union,” the “Company,” “we,” “our,” “ours,” and “us” or similar references mean Union Bankshares Corporation. References to “Union Bank & Trust” or the “Bank” mean Union Bank & Trust, which is our wholly-owned bank subsidiary.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone, and we have not authorized the underwriter to authorize anyone, to provide any information other than that contained or incorporated by reference into this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an internet website that contains reports, proxy statements and other information about us and other issuers that file documents electronically with the SEC. The address of that site is http://www.sec.gov. Our internet address is https://www.bankatunion.com. We have included the web addresses of the SEC and Union as inactive textual references only. Except for SEC filings incorporated by reference into this prospectus supplement and the accompanying prospectus, the information located on, or accessible from, these websites are not, and shall not be deemed to be, a part of this prospectus supplement or accompanying prospectus, or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information incorporated by reference over different information included in this prospectus supplement.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (including portions of our definitive proxy statement on Schedule 14A for our 2016 Annual Meeting of Stockholders filed with the SEC on March 23, 2016, to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015);
•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016;
•	our Current Reports on Form 8-K filed with the SEC on January 13, 2016, January 28, 2016, February 2, 2016, February 29, 2016, April 6, 2016, April 8, 2016, May 4, 2016, June 1, 2016, July 8, 2016, July 25, 2016, August 24, 2016, October 11, 2016 and October 27, 2016 (in each case, except to the extent furnished but not filed); and
•	the description of common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on July 2, 1999 pursuant to Section 12 of the Exchange Act.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with additional or different information.

You may request a copy of any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus (other than exhibits, unless they are specifically incorporated by reference into this prospectus supplement), at no cost, by writing to us at the following address: Robert M. Gorman, Executive Vice President and Chief Financial Officer, Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219 or by calling us at (804) 633-5031.

S-iii

FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference into this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may cause our actual results, performance or achievements or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for our future business and financial performance and/or the performance of the commercial banking industry and economy in general. Forward-looking statements may include, without limitation:

•	projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures;
•	statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives; and
•	discussions of the future state of the economy, competition, regulation, taxation, our business strategies, subsidiaries, investment risk and policies.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made and are not guarantees of future results. Actual future performance, outcomes and results may differ materially from those expressed in or contemplated by these forward-looking statements due to certain risks, uncertainties and assumptions, many of which are beyond our ability to control or predict. Certain factors that may affect our future results include, but are not limited to:

•	the ability to attract new or retain existing or acquired deposits, or to retain or grow loans;
•	the ability to generate future revenue growth or to control future growth in non-interest expense;
•	interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates;
•	deterioration of the credit quality of our loan and lease portfolio, increased default rates and loan or lease losses or adverse changes in particular loans in our portfolio or in specific industry concentrations of our loan portfolio;
•	any inadequacy in our allowance for loan losses;
•	a reduced demand for, or supply of, credit;
•	loss of access to capital market transactions and other sources of funding, or a failure to effectively balance our funding sources with cash demands by depositors and borrowers;
•	our ability or inability to receive dividends from the Bank, which could affect our liquidity, including our ability to pay dividends, satisfy our debt service obligations under the Notes or other debt obligations, or take other capital actions;
•	failures of counterparties or third party vendors to perform their obligations;
•	failure of our risk management strategies and procedures, including failure or circumvention of our controls;

S-iv

•	competitive factors and pricing pressures, including their effect on our net interest margin;
•	changes in consumer spending and savings habits;
•	general economic, unemployment, credit market and real estate market conditions, and the effect of any such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values;
•	changes in the rate of inflation and the effect of such changes on interest rates, the securities market and the economy generally;
•	the use of proceeds from any sale of securities by us;
•	changes in legal and regulatory requirements;
•	recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers;
•	changes in U.S. government monetary and fiscal policy;
•	possible further downgrade of U.S. Treasury securities;
•	the ability to keep pace with technological changes, including new products and delivery systems and changes regarding maintaining cybersecurity and preventing or responding to breaches in our or our vendor’s security systems involving our customer and sensitive and confidential data;
•	an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting our customers;
•	adoption of new accounting standards or changes in existing standards;
•	volatility in the securities markets generally or in the market price of our securities specifically;
•	our ability to identify and successfully complete future mergers or acquisitions and the effect of the announcements or completion of any future mergers or acquisitions on customer relationships and operating results;
•	adverse results in current or future litigation or regulatory examinations; and
•	the risks outlined in “Risk Factors” beginning on page S-12 of this prospectus supplement and in “Item IA. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in the forward-looking statements. Forward-looking statements included herein should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus supplement. Except as required by law, we undertake no obligation to update or revise any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or any free-writing prospectus, whether as a result of new information, future events or otherwise. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results. Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate an investment in our securities.

Any investor in our securities should consider all risks and uncertainties disclosed in our SEC filings described above under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and may not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Notes. You should pay special attention to the information contained under the caption entitled “Risk Factors” beginning on page S- 12 in this prospectus supplement and “Item IA. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 to determine whether an investment in the Notes is appropriate for you.

Union Bankshares Corporation

Headquartered in Richmond, Virginia, we are the largest community banking organization headquartered in Virginia and operate in all major banking markets of the Commonwealth. We are incorporated in Virginia and a financial holding company and bank holding company registered under the Bank Holding Company Act of 1956. Our bank subsidiary, Union Bank & Trust, provides banking, trust, and wealth management services and has a statewide presence of 115 bank branches and approximately 191 ATMs. The Bank owns non-bank subsidiaries, including: Union Mortgage Group, Inc., which provides a full line of mortgage products; Union Insurance Group, LLC, which offers various lines of insurance products; and Old Dominion Capital Management, Inc., which provides investment advisory services.

We were formed in connection with the July 1993 merger of Northern Neck Bankshares Corporation and Union Bancorp, Inc. Although we were formed in 1993, certain of the community banks that were acquired and ultimately merged to form what is now Union Bank & Trust were among the oldest in Virginia at the time they were acquired.

Union Bank & Trust is a full service community bank offering consumers and businesses a wide range of banking and related financial services, including checking, savings, certificates of deposit, and other depository services, as well as loans for commercial, industrial, residential mortgage, and consumer purposes. Credit cards are issued to Bank customers by Elan Financial Services. The Bank delivers ATM services through the use of reciprocally shared ATMs in the major ATM networks as well as remote ATMs for the convenience of customers and other consumers. The Bank also offers mobile and internet banking services and online bill payment for all customers, whether retail or commercial. The Bank also offers brokerage, asset management, private banking, and trust services to individuals and corporations through Union Wealth Management, a division of the Bank. Securities are offered through a third-party contractual arrangement with Raymond James Financial Services, Inc., an independent broker-dealer.

Union Mortgage Group does business in selected states throughout the Mid-Atlantic and Southeast regions, as well as the Washington, D.C. metropolitan area, providing a variety of mortgage products to customers in those areas. The mortgage loans originated by Union Mortgage Group generally are sold in the secondary market on a servicing released basis through purchase agreements with institutional investors. Union Mortgage Group has offices in Virginia (19), Maryland (1), and North Carolina (1). Union Mortgage Group also originates loans with the intent that the loans be held in portfolio for investment purposes.

Union Insurance Group is an insurance subsidiary that operates in an arrangement with Bankers Insurance, LLC, a large insurance agency owned by community banks across Virginia and managed by the Virginia Bankers Association. Union Insurance Group generates revenue through sales of various insurance products through Bankers Insurance LLC, including long-term care insurance and business owner policies. Union Insurance Group also maintains ownership interests in three title agencies owned by community banks across Virginia and generates revenues through sales of title policies.

Old Dominion Capital Management was acquired by Union Bank & Trust in June 2016 and operates as a stand-alone direct subsidiary of the Bank from its offices in Charlottesville and Alexandria, Virginia. Founded in 1989, Old Dominion Capital Management is a registered investment advisory firm with over $300.0 million in assets under management.

General Information

Our common stock trades on the NASDAQ Global Select Market under the symbol “UBSH.” We maintain a website at https://www.bankatunion.com. Information contained on our website is not, and should not be interpreted to be, part of this prospectus. Our address and telephone number are 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219 and (804) 633-5031.

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown below.

	For the Nine Months Ended September 30, 2016	For the Years Ended December 31,
		2015	2014	2013	2012	2011
Ratios of earnings to fixed charges(1):
Including deposit interest	4.26	4.28	4.11	3.11	2.69	2.22
Excluding deposit interest	8.36	8.54	7.06	6.69	5.96	5.18

(1)	For purposes of calculating the ratio of earnings to fixed charges, fixed charges is the sum of (i) interest cost, including interest on deposits; and (ii) that portion of rent expense estimated to be representative of the interest factor.

The Offering

The following summary contains basic information about the Notes and is not complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer
Union Bankshares Corporation
Securities Offered
5.00% Fixed-to-Floating Rate Subordinated Notes due 2026
Aggregate Principal Amount
$150,000,000
Issue Price
100.00%
Maturity Date
The Notes will mature on December 15, 2026.
Interest Rate
From and including December 5, 2016 to but excluding December 15, 2021, a fixed annual rate of 5.00%, payable semi-annually in arrears.
From and including December 15, 2021 to but excluding the maturity date or earlier redemption date, a floating annual rate equal to the then-current three-month LIBOR, determined on the determination date of the applicable interest period, plus 317.5 basis points, payable quarterly in arrears; provided, however, that in the event that the then-current three-month LIBOR is less than zero, three-month LIBOR will be deemed to be zero. For any determination date, “LIBOR” means the rate as published by Reuters (or any successor service) as of 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the London interbank rate for U.S. dollars. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as provided in the Indenture (as hereinafter defined).
Interest Payment Dates
Until but not including December 15, 2021, we will pay interest on the Notes on June 15 and December 15 of each year, commencing June 15, 2017.
From and including December 15, 2021 to but excluding the maturity date or earlier redemption date, we will pay interest on the Notes on March 15, June 15, September 15 and December 15 of each year.
Record Dates
From December 5, 2016 to December 15, 2021, June 1 and December 1 of each year.
From December 15, 2021 to but excluding the maturity date or earlier redemption date, March 1, June 1, September 1 and December 1 of each year.
Day Count Convention
Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding December 15, 2021 and, thereafter, on the basis of the actual number of days in the relevant interest period divided by 360.
No Guarantees
The Notes are not guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.”

Ranking
The Notes will be our unsecured subordinated obligations and:

•

will rank junior in right of payment and upon our liquidation to any of our existing and all future Senior Indebtedness (as defined in the Indenture), all as described under “Description of the Notes — Subordination of the Notes” in this prospectus supplement;

• will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•

will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•

will rank senior in right of payment and upon our liquidation to any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the Notes; and

•

will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course of business or otherwise.

As of September 30, 2016, on a consolidated basis, the Company’s outstanding indebtedness and other liabilities totaled approximately $7.3 billion, which includes approximately $6.3 billion of deposit liabilities and $0.8 billion of outstanding secured indebtedness that rank structurally senior to the Notes. As of September 30, 2016, we also had approximately $90.5 million of outstanding junior subordinated debt securities that rank junior to the Notes.
The Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.
Optional Redemption
We may, beginning with the interest payment date of December 15, 2021, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.
We may also redeem the Notes at any time, including prior to December 15, 2021, at our option, in whole but not in part, if: (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes; (ii) a subsequent event occurs that could preclude the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended; in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but excluding the redemption date. For more information, see “Description of the Notes — Redemption” in this prospectus supplement.
Events of Default; Remedies
The Notes will contain customary payment, covenant and insolvency events of default. The trustee and the holders of the Notes may not accelerate the maturity of the Notes upon the occurrence of any payment or covenant event of default. However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the trustee or the holders of the Notes. In the event of such an acceleration of the maturity of the Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Notes. For more information, see “Description of the Notes — Defaults, Events of Defaults; Limitation on Suits” in this prospectus supplement.
Sinking Fund
There is no sinking fund for the Notes.
Further Issuances
The Notes will initially be limited to an aggregate principal amount of $150,000,000. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional notes in the future with the same terms as the Notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the Notes issued in this offering and form a single series.
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $148.0 million. We intend to use the net proceeds from this offering to repay amounts outstanding under a line of credit, to contribute capital to our subsidiary bank, Union Bank & Trust, and for general corporate purposes. Net proceeds contributed to Union Bank & Trust are anticipated to be used to strengthen the Bank’s regulatory capital, to fund loan growth and for general corporate purposes. For more information, see “Use of Proceeds” in this prospectus supplement.
Form and Denomination
The Notes will be offered in book-entry form through the facilities of DTC in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing
The Notes will not be listed on any securities exchange.
Governing Law
The Notes and the Indenture will be governed by the laws of the State of New York.
Trustee
U.S. Bank National Association.

No Prior Market
The Notes will be new securities for which there is no existing market. Although the underwriter has informed us that it intends to make a market in the Notes, it is not obligated to do so, and it may discontinue market-making activities at any time without notice. We cannot assure you that an active or liquid market for the Notes will develop or be maintained.
Risk Factors
An investment in the Notes involves risks. You should carefully consider the information contained under “Risk Factors” in this prospectus supplement and “Item IA. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth selected historical consolidated financial and other data as of and for each of the periods ended and as of the dates indicated. The selected historical consolidated financial data presented below as of and for the years ended December 31, 2015, 2014, 2013 and 2012 is derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus. The selected consolidated financial data presented below as of and for the nine months ended September 30, 2016 and 2015 is derived from our unaudited interim consolidated financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus. Results from past periods are not necessarily indicative of results that may be expected for any future period. You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which have been filed with the SEC and are incorporated herein by reference.

	Nine Months Ended September 30,		For the year ended December 31,
	2016	2015	2015	2014(1)	2013(1)	2012(1)	2011(1)
Results of Operations
Interest and dividend income	$217,964	$207,454	$276,771	$274,945	$172,127	$181,863	$189,073
Interest expense	21,429	18,225	24,937	19,927	20,501	27,508	32,713
Net interest income	196,535	189,229	251,834	255,018	151,626	154,355	156,360
Provision for credit losses	7,376	7,561	9,571	7,800	6,056	12,200	16,800
Net interest income after provision for credit losses	189,159	181,668	242,263	247,218	145,570	142,155	139,560
Noninterest income	52,857	47,990	65,007	61,287	38,728	41,068	32,964
Noninterest expenses	166,436	162,405	216,882	238,216	137,047	133,390	130,780
Income before income taxes	75,580	67,253	90,388	70,289	47,251	49,833	41,744
Income tax expense	18,881	17,989	23,309	18,125	12,885	14,571	11,327
Net income	$56,699	$49,264	$67,079	$52,164	$34,366	$35,262	$30,417
Balance Sheet Data
Assets	$8,258,230	$7,594,313	$7,693,291	$7,358,643	$4,176,353	$4,095,692	$3,907,031
Loans, net of deferred fees	$6,148,918	$5,543,621	$5,671,462	$5,345,996	$3,039,368	$2,966,847	$2,818,583
Deposits	$6,258,506	$5,818,853	$5,963,936	$5,638,770	$3,236,842	$3,297,767	$3,175,105
Securities available for sale, at fair value	$954,984	$888,692	$903,292	$1,102,114	$677,348	$585,382	$620,166
Securities held to maturity, at carrying value	$200,839	$199,363	$205,374	$—	$—	$—	$—
Loans held for sale	$46,814	$65,713	$36,030	$42,519	$53,185	$167,698	$74,823
Allowance for loan losses	$36,542	$33,269	$34,047	$32,384	$30,135	$34,916	$39,470
Tangible assets, net(2)	$7,937,696	$7,275,471	$7,376,459	$7,033,366	$4,104,973	$4,020,481	$3,826,484
Intangible assets, net	$320,534	$318,842	$316,832	$325,277	$71,380	$75,211	$80,547
Total borrowings	$925,627	$722,149	$680,175	$686,935	$463,314	$329,395	$278,686
Total liabilities	$7,257,266	$6,599,301	$6,697,924	$6,381,474	$3,738,332	$3,660,002	$3,485,448
Common stockholders’ equity	$1,000,964	$995,012	$995,367	$977,169	$437,810	$435,564	$421,489
Tangible common stockholders’ equity(2)	$680,430	$676,170	$678,535	$651,892	$366,430	$360,353	$340,942
Ratios
Net interest margin	3.67%	3.79%	3.75%	3.96%	4.08%	4.23%	4.44%
Net interest margin (FTE)(2)	3.80%	3.93%	3.89%	4.09%	4.22%	4.34%	4.57%
Return on average assets	0.95%	0.88%	0.90%	0.72%	0.85%	0.89%	0.79%
Return on average common stockholders’ equity	7.64%	6.65%	6.76%	5.30%	7.89%	8.10%	6.90%
Return on average tangible common stockholders’ equity(2)	11.25%	9.86%	10.00%	8.02%	9.48%	9.86%	9.33%
Efficiency Ratio	66.74%	68.46%	68.45%	75.31%	72.00%	68.26%	69.08%

	Nine Months Ended September 30,		For the year ended December 31,
	2016	2015	2015	2014(1)	2013(1)	2012(1)	2011(1)
Efficiency ratio (FTE)(2)	64.82%	66.57%	66.54%	73.43%	70.06%	66.81%	67.53%
CET1 capital (to risk weighted assets)	9.78%	10.75%	10.55%	11.20%	11.26%	11.27%	10.93%
Tier 1 capital (to risk weighted assets)	11.07%	12.16%	11.93%	12.76%	13.03%	13.14%	12.85%
Total capital (to risk weighted assets)	11.60%	12.69%	12.46%	13.38%	14.16%	14.57%	14.51%
Common stockholders’ equity to total assets	12.12%	13.10%	12.94%	13.28%	10.48%	10.63%	10.79%
Tangible common stockholders’ equity/tangible assets(2)	8.57%	9.29%	9.20%	9.27%	8.93%	8.96%	8.91%
Asset Quality
Allowance for loan losses	$36,542	$33,269	$34,047	$32,384	$30,135	$34,916	$39,470
Nonaccrual loans	$12,677	$12,966	$11,936	$19,255	$15,035	$26,206	$44,834
Other real estate owned	$10,581	$22,094	$15,299	$28,118	$34,116	$32,834	$32,263
NPAs and loans 90 days past due and accruing interest	$26,787	$40,224	$33,064	$57,420	$55,897	$67,883	$97,008
ALL/total outstanding loans	0.59%	0.60%	0.60%	0.61%	0.99%	1.18%	1.40%
ALL/total outstanding loans, adjusted for acquisition accounting(2)	0.90%	1.01%	0.98%	1.08%	1.10%	1.36%	1.72%
Nonaccrual loans/total loans	0.21%	0.23%	0.21%	0.36%	0.49%	0.88%	1.59%
ALL/nonaccrual loans	288.25%	256.59%	285.25%	168.19%	200.43%	133.24%	88.04%
NPAs/total outstanding loans	0.38%	0.63%	0.48%	0.89%	1.62%	1.99%	2.74%
NPAs and loans 90 days past due and accruing interest/total assets	0.32%	0.53%	0.43%	0.78%	1.34%	1.66%	2.48%
Loans 90 days past due and still accruing interest/total loans	0.06%	0.09%	0.10%	0.19%	0.22%	0.30%	0.71%
Net charge-offs/total outstanding loans	0.11%	0.15%	0.13%	0.10%	0.36%	0.56%	0.56%
Provision/total outstanding loans	0.16%	0.18%	0.16%	0.15%	0.20%	0.41%	0.60%
Per Share Data
Earnings per share, basic	$1.29	$1.09	$1.49	$1.13	$1.38	$1.36	$1.07
Earnings per share, diluted	$1.29	$1.09	$1.49	$1.13	$1.37	$1.36	$1.07
Cash dividends paid per share	$0.57	$0.49	$0.68	$0.58	$0.54	$0.37	$0.28
Market value per share	$26.77	$24.00	$25.24	$24.08	$24.81	$15.77	$13.29
Book value per share	$23.18	$22.24	$22.38	$21.73	$17.63	$17.29	$16.17
Tangible book value per share(2)	$15.75	$15.11	$15.25	$14.50	$14.76	$14.30	$13.08
Price to earnings ratio, diluted	15.54%	16.47%	16.94%	21.31%	18.11%	11.60%	12.42%
Price to book value ratio	1.15%	1.08%	1.13%	1.11%	1.41%	0.91%	0.82%
Dividend payout ratio	44.19%	44.95%	45.64%	51.33%	39.42%	27.21%	26.17%
Weighted average shares outstanding, basic	43,853,548	45,107,290	45,054,938	46,036,023	24,975,077	25,872,316	25,981,222
Weighted average shares outstanding, diluted	43,967,725	45,189,578	45,138,891	46,130,895	25,030,711	25,900,863	26,009,839

(1)	Changes to previously reported 2014, 2013, 2012, and 2011 amounts were the result of the adoption of ASU 2014-01 “Accounting for Investments in Qualified Affordable Housing Projects.”
(2)	See “— Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

The selected historical consolidated financial data contains certain non-GAAP financial measures:

•	tangible assets, which is comprised of assets less intangible assets;
•	tangible common stockholders’ equity, which is comprised of common stockholders’ equity less intangible assets;
•	net interest margin (FTE), which is net interest income on a fully tax equivalent basis divided by average earning assets;
•	return on average tangible common stockholders’ equity, which is calculated by dividing net income by average tangible common stockholders’ equity;
•	efficiency ratio (FTE), which is noninterest expense divided by the sum of net interest income (on a fully tax equivalent basis) and noninterest income;
•	tangible common stockholders’ equity/tangible assets;
•	tangible book value per share, which is calculated by dividing tangible equity by the total number of shares outstanding; and
•	allowance for loan losses ratio adjusted for acquisition accounting, which is calculated by dividing the adjusted allowance for loan losses by the adjusted loans, net of deferred fees.

Our management believes that the presentation of these non-GAAP financial measures provides useful information to both our management and to investors regarding our financial condition and results of operations for the following reasons:

•	tangible common stockholders’ equity is an important indication of our ability to grow organically and through business combinations, as well as our ability to pay dividends and to engage in various capital management strategies;
•	return on average tangible common stockholders’ equity is among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, our peers;
•	net interest income (FTE), which is used in computing net interest margin (FTE) and efficiency ratio (FTE), provides a valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources;
•	the ratio of tangible stockholders’ equity to tangible assets and tangible book value per share are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, our peers; and
•	the allowance for loan losses ratio, adjusted for acquisition accounting, includes an adjustment for the fair value mark on acquired performing loans. The acquired performing loans are reported net of the related fair value mark in loans, net of deferred fees and costs, on our consolidated balance sheets; therefore, the fair value mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the fair value mark, represents the total reserve on our loan portfolio. The purchased credit impaired (or PCI) loans, net of the respective fair value mark, are removed from the loans, net of deferred fees and costs, as these loans are not covered by the allowance established by us unless changes in expected cash flows indicate that one of the PCI loan pools is impaired, at which time an allowance for PCI loans will be established. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. We believe the presentation of the allowance for loan losses ratio, adjusted for acquisition accounting, is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to us and the fair value mark on the purchased performing loans represents the allowance associated with those purchased loans. We believe that this measure is a better reflection of the reserves on our loan portfolio.

These non-GAAP measures should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names. The following table presents reconciliations of these non-GAAP measures to the most directly comparable financial measure or measures calculated and presented in accordance with GAAP.

GAAP Reconciliation

	Nine Months Ended September 30,		For the year ended December 31,
(dollars in thousands, except per share amounts)	2016	2015	2015	2014(1)	2013(1)	2012(1)	2011(1)
Reconciliation to tangible stockholders’ equity:
Common stockholders' equity (GAAP)	$1,000,964	$995,012	$995,367	$977,169	$437,810	$435,564	$421,489
Less: Intangible assets	320,534	318,842	316,832	325,277	71,380	75,211	80,547
Tangible common stockholders’ equity (non-GAAP)	$680,430	$676,170	$678,535	$651,892	$366,430	$360,353	$340,942
Reconciliation to average tangible stockholders’ equity:
Average common stockholders’ equity (GAAP)	$991,097	$989,749	$991,977	$983,727	$435,635	$435,475	$408,719
Less: Average intangible assets	317,629	321,957	320,906	333,495	73,205	77,790	82,779
Average tangible common stockholders’ equity (non-GAAP)	$673,468	$667,792	$671,071	$650,232	$362,430	$357,685	$325,940
Return on average common stockholders’ equity (GAAP)	7.64%	6.65%	6.76%	5.30%	7.89%	8.10%	6.90%
Return on average tangible common stockholders’ equity (non-GAAP)	11.25%	9.86%	10.00%	8.02%	9.48%	9.86%	9.33%
Reconciliation to tangible assets:
Assets (GAAP)	$8,258,230	$7,594,313	$7,693,291	$7,358,643	$4,176,353	$4,095,692	$3,907,031
Less: Intangible assets	320,534	318,842	316,832	325,277	71,380	75,211	80,547
Tangible assets (non-GAAP)	$7,937,696	$7,275,471	$7,376,459	$7,033,366	$4,104,973	$4,020,481	$3,826,484
Common stockholders’ equity/assets (GAAP)	12.12%	13.10%	12.94%	13.28%	10.48%	10.63%	10.79%
Tangible common stockholders’ equity/tangible assets (non-GAAP)	8.57%	9.29%	9.20%	9.27%	8.93%	8.96%	8.91%
Book value per share (GAAP)	$23.18	$22.24	$22.38	$21.73	$17.63	$17.29	$16.17
Tangible book value per share (non-GAAP)	$15.75	$15.11	$15.25	$14.50	$14.76	$14.30	$13.08
Reconciliation to allowance for loan losses ratio, adjusted for acquisition accounting:
Allowance for loan losses (GAAP)	$36,542	$33,269	$34,047	$32,384	$30,135	$34,916	$39,470
Remaining fair value mark on acquired performing loans	18,154	21,884	20,819	24,340	3,341	5,350	9,010
Allowance for loan losses, adjusted for acquisition accounting (non-GAAP)	$54,696	$55,153	$54,866	$56,724	$33,476	$40,266	$48,480

	Nine Months Ended September 30,		For the year ended December 31,
(dollars in thousands, except per share amounts)	2016	2015	2015	2014(1)	2013(1)	2012(1)	2011(1)
Loans, net of deferred fees (GAAP)	$6,148,918	$5,543,621	$5,671,462	$5,345,996	$3,039,368	$2,966,847	$2,818,583
Remaining fair value mark on acquired performing loans	18,154	21,884	20,819	24,340	3,341	5,350	9,010
Less: PCI loans, net of fair value mark	62,346	78,606	73,737	105,788	3,622	4,565	9,897
Loans, net of deferred fees, adjusted for acquisition accounting (non-GAAP)	$6,104,726	$5,486,899	$5,618,544	$5,264,548	$3,039,087	$2,967,632	$2,817,696
Allowance for loan losses ratio (GAAP)	0.59%	0.60%	0.60%	0.61%	0.99%	1.18%	1.40%
Allowance for loan losses ratio, adjusted for acquisition accounting (non-GAAP)	0.90%	1.01%	0.98%	1.08%	1.10%	1.36%	1.72%
Reconciliation to net interest income (FTE)
Net Interest Income (GAAP)	$196,535	$189,229	$251,834	$255,018	$151,626	$154,355	$156,360
FTE Adjustment	7,367	6,741	9,079	8,127	5,256	4,222	4,326
FTE Net Interest Income (non-GAAP)	$203,902	$195,970	$260,913	$263,145	$156,882	$158,577	$160,686
Average Earning Assets	$7,159,813	$6,668,812	$6,713,239	$6,437,681	$3,716,849	$3,649,865	$3,523,330
Net Interest Margin (GAAP)	3.67%	3.79%	3.75%	3.96%	4.08%	4.23%	4.44%
FTE Net Interest Margin (non-GAAP)	3.80%	3.93%	3.89%	4.09%	4.22%	4.34%	4.57%

(1)	Changes to previously reported 2014, 2013, 2012, and 2011 amounts were the result of the adoption of ASU 2014-01 “Accounting for Investments in Qualified Affordable Housing Projects.”

RISK FACTORS

An investment in the Notes involves a number of risks. This prospectus supplement does not describe all of those risks. You should carefully consider the risks described below and the risk factors concerning our business included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings which are incorporated into this prospectus supplement by reference, before deciding whether an investment in the Notes is suitable for you.

Risks Related to this Offering and Ownership of the Notes

The Notes are not savings accounts, deposits or other obligations of our bank subsidiary or any of our nonbank subsidiaries. The Notes are not insured by the FDIC or any other governmental agency or public or private insurer. The Notes are ineligible to be used as collateral for a loan by us or our bank subsidiary.

Our obligations under the Notes will be unsecured and subordinated to our existing and future Senior Indebtedness.

The Notes will be subordinated obligations of ours. Accordingly, they will be junior in right of payment to any existing and future Senior Indebtedness (as defined in “Description of the Notes — Subordination of the Notes” in this prospectus supplement). The Notes will rank equally with all other unsecured subordinated indebtedness of ours issued in the future under the Indenture. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our subsidiaries, including the Bank. As of September 30, 2016, on a consolidated basis, the Company’s outstanding indebtedness and other liabilities totaled approximately $7.3 billion, which includes approximately $6.3 billion of deposit liabilities and $0.8 billion of outstanding secured indebtedness that rank structurally senior to the Notes.

In addition, the Notes will not be secured by any of our assets. As a result, they will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of Senior Indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur. As a result of the subordination provisions described above and in the following paragraph, holders of Notes may not be fully repaid in the event of bankruptcy, liquidation or reorganization of the Company.

The Notes are not obligations of, or guaranteed by, our subsidiaries and are structurally subordinated to all liabilities of our subsidiaries.

The Notes will be obligations of Union Bankshares Corporation only and will not be guaranteed by any of our subsidiaries, including the Bank. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the Notes.

We may incur a substantial level of debt that could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the Notes.

We may incur substantial indebtedness, including Senior Indebtedness and indebtedness ranking equally with the Notes, in the future. The Indenture and the Notes do not contain any limitation on the amount of debt, deposits or other obligations that may hereafter be issued, accepted or incurred by us or our subsidiaries. We and our subsidiaries are expected to incur additional obligations from time to time, and our level of debt and the risks related thereto could increase.

A substantial level of debt could have important consequences to holders of the Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt, including the Notes;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;
•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage compared to our competitors that have relatively less debt;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and
•	limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our debt then may become immediately due and payable. We are not certain whether we would then have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our debt is accelerated, our assets may not be sufficient to repay such debt in full.

Our access to funds from the Bank may become limited, thereby restricting our ability to make payments on our obligations.

We are a separate and distinct legal entity from our subsidiary bank, Union Bank & Trust. We therefore depend on dividends, distributions and other payments from the Bank to fund payments on our obligations, including debt obligations such as the Notes. The Bank is subject to laws that authorize regulatory bodies to block or reduce the flow of funds from the Bank to us. See “Part I — Item 1 — Business — Supervision and Regulation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Regulatory action of this kind could impede access to funds we need to make payments on our obligations, including interest and principal payments on the Notes.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to us from the Bank and required capital levels with respect to the Bank and certain of our nonbank subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve Board (which we refer to as the “FRB”) regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The FRB guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and FRB regulations, a bank holding company is required to act as a source of financial and managerial strength to each of its bank subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes.

The Notes are a new issue of securities for which there is no established trading market. The underwriter has advised us that it intends to make a market in the Notes, as permitted by applicable laws and regulations; however, the underwriter is not obligated to make a market in the Notes and it may discontinue its market-making activities at any time without notice. Therefore, an active market for the Notes may not develop or, if developed, may not continue. The liquidity of any market for the Notes will depend upon, among other things, the number of holders of the Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. If a market develops, the Notes could trade at prices that may be lower than the initial offering price of the Notes. The market, if any, for the Notes may not be free from disruptions and any disruptions may adversely affect the prices at which you may sell your Notes.

We do not intend to apply to list the Notes on any securities exchange.

We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes.

The market value of the Notes may be less than the principal amount of the Notes.

The market for, and market value of, the Notes may be affected by a number of factors. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to maturity of the Notes; the aggregate amount outstanding of the Notes; any redemption or repayment features of the Notes; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally; any market-making activities with respect to the Notes; and the operating performance of the Bank. The only way to liquidate your investment in the Notes prior to maturity or earlier redemption will be to sell the Notes. At that time, there may be a very illiquid market for the Notes or no market at all.

The Indenture has limited covenants, which may not protect your investment, and does not contain any limitations on our ability to incur additional debt, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

Neither we, nor any of our subsidiaries, are restricted from incurring additional debt or other liabilities, including additional Senior Indebtedness or other obligations ranking senior to or equally with the Notes, under the Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the Indenture from granting security interests over our assets, or from paying dividends or issuing or repurchasing our securities. In addition, there are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving Union Bankshares Corporation or our subsidiary bank, the Bank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture. Our regulators can, in the event we become subject to an enforcement action, require our subsidiary bank to not pay dividends to us, and to prevent payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes.

The Indenture includes limited events of default.

The Indenture contains limited events of default and remedies. As a result of our intended treatment of the Notes as Tier 2 capital, the ability of the Trustee under the Indenture, and the holders of the Notes to accelerate the maturity of, and our obligation to pay immediately the principal of, and any accrued and unpaid interest on, the Notes will be limited to the events of default that occur:

•	if a court enters an order in an involuntary bankruptcy or insolvency proceeding with respect to Union Bankshares Corporation that continues unstayed and in effect for a period of 60 consecutive days;
•	in the event of an appointment of a receiver, conservator or similar official for our principal banking subsidiary, Union Bank & Trust; or
•	if Union Bankshares Corporation commences a bankruptcy or insolvency proceeding, consents to the entry of an order in an involuntary bankruptcy or insolvency proceeding, consents to the appointment of a receiver, liquidator or similar official, makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due.

Consequently, neither the Trustee, nor the holders of the Notes, will have the right to accelerate the maturity of the Notes in the case of our failure to pay the principal of, or interest on, the Notes or our non-performance of any other covenant under the Notes or the Indenture.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the prior approval of the FRB, to the extent that such approval is then required, we may redeem all or a portion of the Notes on December 15, 2021 and on any interest payment date thereafter prior to their stated maturity date. In addition, at any time at which any Notes remain outstanding, subject to the prior approval of the FRB, to the extent that such approval is then required, we may redeem the Notes in whole but not in part upon the occurrence of (i) a “Tax Event,” (ii) a “Tier 2 Capital Event” or (iii) a “1940 Act Event.” In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to but excluding such earlier redemption date. If any redemption occurs, holders of the Notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes — Redemption” in this prospectus supplement.

Investors should not expect us to redeem the Notes on or after the date on which they become redeemable at our option. Under FRB regulations, unless the FRB authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the FRB that following redemption, we will continue to hold capital commensurate with our risk.

The amount of interest payable on the Notes will vary after December 15, 2021.

As the interest rate of the Notes will be calculated based on LIBOR from December 15, 2021 to but excluding the maturity date or earlier redemption date and LIBOR is a floating rate, the interest rate on the

Notes will vary after December 15, 2021. From and including the issue date to but excluding December 15, 2021, the Notes will bear interest at a fixed annual rate of 5.00%. From and including December 15, 2021 to but excluding the maturity date or earlier redemption date, the Notes will bear a floating interest rate set each quarterly interest period at an annual rate equal to the then-current three-month LIBOR rate plus 317.5 basis points; provided, however, that in the event three-month LIBOR is less than zero, three-month LIBOR will be deemed to be zero. The annual interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if LIBOR increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

The level of LIBOR may affect our decision to redeem the Notes.

We are more likely to redeem the Notes after December 15, 2021, if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their maturity date, holders may not be able to invest in other securities that yield as much interest as the Notes.

Holders of the Notes will have no rights against the publishers of LIBOR.

Holders of the Notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date after December 15, 2021 will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

Our credit rating may not reflect all risks of an investment in the Notes, and changes in our credit rating may adversely affect your investment in the Notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current and historical information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time, or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Rating agencies’ ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding, and the way in which we are perceived in the capital markets. Actual or anticipated changes, or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the Notes and increase our borrowing costs.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $148.0 million. We intend to use the net proceeds from this offering to repay amounts outstanding under the line of credit discussed below, to contribute capital to our subsidiary bank, Union Bank & Trust, and for general corporate purposes. Net proceeds contributed to Union Bank & Trust are anticipated to be used to strengthen the Bank’s regulatory capital, to fund loan growth and for general corporate purposes.

We have an unsecured line of credit with a correspondent bank for up to $25.0 million, under which there were approximately $16.0 million in borrowings outstanding as of October 31, 2016. Borrowings under the line of credit bear interest at a floating rate equal to LIBOR for the term we select plus 250 basis points, which as of October 31, 2016 was equal to 3.024%, or one-month LIBOR of 0.524% plus 250 basis points. We intend to repay the full amount outstanding under this line of credit with the proceeds of this offering.

Our management will retain broad discretion to allocate the net proceeds of this offering, and the precise amounts and timing of our use of the net proceeds of this offering will depend upon market conditions, as well as other factors. Until we deploy the proceeds of this offering for the uses described above, we expect to hold such proceeds in cash and short-term investments.

CAPITALIZATION

The following table sets forth our capitalization, including regulatory capital ratios, on a consolidated basis, as of September 30, 2016:

•	on an actual basis; and
•	on an adjusted basis to give effect to the sale of the Notes offered hereby, for total net proceeds of approximately $148.0 million after deducting the underwriting discount and estimated expenses.

This information should be read together with the financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is incorporated by reference into this prospectus supplement.

	At September 30, 2016
	Actual	As adjusted
	(dollars in thousands, except per share amounts)
Long Term Debt:
Long-term borrowings	$259,902	$259,902
Subordinated notes offered hereby	—	147,975
Stockholders’ equity:
Common stock; $1.33 par value, shares authorized 100,000,000; 43,556,486 issued and outstanding, shares at September 30, 2016	57,444	57,444
Additional paid-in capital	603,785	603,785
Retained earnings	329,876	329,876
Accumulated other comprehensive income	9,859	9,859
Total stockholders’ equity	1,000,964	1,000,964
Total capitalization	$1,260,866	$1,408,841
Capital Ratios
Common equity tier 1 to risk-weighted assets	9.78%	9.78%
Tier 1 capital to risk-weighted assets	11.07%	11.07%
Total capital to risk-weighted assets	11.60%	13.71%
Tier 1 leverage to average assets	9.89%	9.89%

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown below.

	For the Nine Months Ended September 30, 2016	For the Years Ended December 31,
		2015	2014	2013	2012	2011
Ratios of earnings to fixed charges(1):
Including deposit interest	4.26	4.28	4.11	3.11	2.69	2.22
Excluding deposit interest	8.36	8.54	7.06	6.69	5.96	5.18

(1)	For purposes of calculating the ratio of earnings to fixed charges, fixed charges is the sum of (i) interest cost, including interest on deposits; and (ii) that portion of rent expense estimated to be representative of the interest factor.

DESCRIPTION OF THE NOTES

The Notes will be issued by us pursuant to a Subordinated Indenture, to be dated as of December 5, 2016 and to be entered into between us and U.S. Bank National Association, as trustee, as amended and supplemented by the First Supplemental Indenture to be dated as of December 5, 2016. We refer to the Subordinated Indenture, as supplemented by the First Supplemental Indenture, as the “Indenture,” and we refer to U.S. Bank National Association in its capacity as the trustee, as the “Trustee.” The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our subordinated debt securities in the accompanying prospectus, to which description we refer you. The accompanying prospectus sets forth the meaning of certain capitalized terms used but not defined herein.

The following is a brief description of the Notes and the Indenture. It does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the Indenture, the final form of which will be filed as an exhibit to the registration statement to which this prospectus supplement and the accompanying prospectus relate. Upon written or oral request to us at our address set forth under “Where You Can Find More Information,” we will provide at no cost to the requester copies of the Indenture and the Notes.

General

The Notes will be limited initially to $150,000,000 aggregate principal amount. The Notes will mature on December 15, 2026 (which we refer to as the “maturity date”) unless redeemed prior to such date as described below under “— Redemption.” There is no sinking fund for the Notes. The Notes are not convertible into, or exchangeable for, any equity securities, other securities or other assets of ours or any subsidiary of ours.

The maturity of the Notes may not be accelerated in the absence of certain Events of Default (as such term is defined in the Indenture). There is no right to accelerate the maturity of the Notes if we fail to pay interest on any Note for 30 days after such payment is due, fail to pay the principal on any Note when due, or fail to perform or breach any other covenant or warranty under any Note or in the Indenture. See “— Defaults; Events of Default; Limitation on Suits.”

As a financial holding company, our ability to make payments on the Notes will depend primarily on the receipt of dividends and other distributions from the Bank. There are various regulatory restrictions on the ability of the Bank to pay dividends or make other distributions to us. See “Part 1 — Item 1 — Business — Supervision and Regulation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Notes are not savings accounts, deposits or other obligations of the Bank or any of our subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The Notes are solely our obligations and are neither obligations of, nor guaranteed by, our subsidiary bank, Union Bank & Trust, or any of our nonbank subsidiaries.

The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Payment of Principal and Interest

Payment of the full principal amount of the Notes will be due on December 15, 2026, unless redeemed prior to such date as described below under “— Redemption.” Principal and, in the case of redemption, interest, if any, due on the stated maturity date or any earlier date of redemption will be payable against presentation and surrender of the Notes.

The Notes will bear interest (i) at an initial rate of 5.00% per year, payable semi-annually in arrears on June 15 and December 15 of each year (each, a “fixed rate interest payment date”), commencing on June 15, 2017, from and including December 5, 2016 to but excluding December 15, 2021 (the “First Reset Date”) and (ii) thereafter at an annual floating rate equal to three-month LIBOR as determined for the applicable Interest Period (as defined below) plus a spread of 317.5 basis points payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a “floating rate interest payment date,” and together with the fixed rate interest payment dates, the “interest payment dates”), commencing on

December 15, 2021. Notwithstanding the foregoing, in the event that three-month LIBOR is less than zero, three-month LIBOR will be deemed to be zero.

Interest on the Notes will accrue from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to but excluding the applicable interest payment date or the stated maturity date or date of earlier redemption, if applicable (each, an “Interest Period”).

“Three-month LIBOR” means, for any Interest Period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such Interest Period. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount that, in the judgment of the Calculation Agent, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “Representative Amount”). If at least two such quotations are so provided, three-month LIBOR for the Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, three-month LIBOR for the Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then three-month LIBOR for the Interest Period related to such Reset Rate Determination Date will be set to equal the three-month LIBOR for the immediately preceding Interest Period or, in the case of the Interest Period commencing on the First Reset Date, 1.825%. All percentages used in or resulting from any calculation of three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that three-month LIBOR as determined in accordance with this definition for any Interest Period after the First Reset Date is less than zero, three-month LIBOR for such Interest Period will be deemed to be zero.

“Calculation Agent” means U.S. Bank National Association, or any other successor appointed by us, acting as calculation agent.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Reset Rate Determination Date” means the second London Banking Day immediately preceding the first day of each applicable Interest Period commencing on the First Reset Date.

The determination of three-month LIBOR for each applicable Interest Period commencing on the First Reset Date by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s calculation of the amount of any interest payable after the First Reset Date will be maintained on file at the Calculation Agent’s principal offices.

The interest payable on the Notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Notes are registered at the close of business on June 1 and December 1, whether or not a Business Day (as defined below), immediately preceding the applicable fixed rate interest payment date or on March 1, June 1, September 1 and December 1, whether or not a Business Day, immediately preceding the applicable floating rate interest payment date, as the case may be. Interest payable on an interest payment date will be made by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent in the City of New York or, at our option in the event the Notes are not represented by Global Notes (as defined below), by check mailed to the address of the related holders.

In the event that a fixed rate interest payment date or the stated maturity or any earlier date of redemption falls on a day that is not a Business Day, then the amounts payable on such date will be paid on the next succeeding Business Day without the accumulation of additional interest. In the event that a floating rate interest payment date falls on a day that is not a Business Day, then such floating rate interest payment date will be postponed to the next succeeding Business Day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day.

“Business Day” means, for interest payable on or prior to the First Reset Date or for any repayment of principal on the stated maturity date or any earlier date of redemption, any day other than a Saturday, a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed, and for interest payable after the First Reset Date, any day that would be considered a business day with respect to interest payable on or prior to the First Reset Date that is also a London Banking Day.

Any interest payable on the Notes on or prior to the First Reset Date will be computed on the basis of a 360-day year consisting of twelve 30-day months and any interest payable on the Notes after the First Reset Date will be computed on the basis of the actual number of days in the Interest Period in respect of which interest is payable divided by 360. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date (“Defaulted Interest”) shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such Defaulted Interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See “— Defaults; Events of Default; Limitation on Suits.”

No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any stockholder, employee, agent, officer or director, as such, past, present or future, of Union Bankshares Corporation or of any successor entity. The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

The Notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

Subordination of the Notes

Our obligation to make any payment on account of the principal and interest on the Notes will be subordinate and junior in right of payment to our obligations to the holders of our Senior Indebtedness. “Senior Indebtedness” is defined in the Indenture to mean all of our:

•	indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, securities, notes, or other written instruments;
•	deferred obligations for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

•	obligations, contingent or otherwise, under letters of credit, bankers acceptances, security purchase facilities and similar transactions;
•	capital lease obligations;
•	obligations with respect to interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar agreements;
•	guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; and
•	any obligations of ours to our general creditors (as defined for purposes of the capital adequacy regulations of the FRB applicable to us as the same may be amended or modified from time to time);

in each case, whether outstanding on the date that we entered into the Indenture or arising after that time, and other than obligations ranking equally with the Notes or ranking junior to the Notes. Notwithstanding the foregoing, and for the avoidance of doubt, if the FRB (or other successor regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Indebtedness” in the Indenture will have the meaning as described in that rule or interpretation.

Indebtedness and obligations that rank junior to the Notes under the terms of the Indenture include any indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to the Notes, with respect to which the Notes will rank senior in right of payment and upon liquidation.

All liabilities of the Bank and our other subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors, and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, will be effectively senior to the Notes to the extent of the assets of such subsidiaries. As of September 30, 2016, on a consolidated basis, the Company’s outstanding indebtedness and other liabilities totaled approximately $7.3 billion, which includes approximately $6.3 billion of deposit liabilities and $0.8 billion of outstanding secured indebtedness that rank structurally senior to the Notes. As of September 30, 2016, we also had approximately $90.5 million of outstanding junior subordinated debt securities that ranks junior to the Notes.

Over the term of the Notes, we will need to rely primarily on dividends from the Bank, which is a state chartered bank, to pay interest and principal on our outstanding debt obligations, and to make dividends to our stockholders and other payments on our other securities. Regulatory rules may restrict our ability to withdraw capital from the Bank by dividends or other means. See “Risk Factors” above.

In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to us or our property, any proceeding for the liquidation, dissolution, or other winding up of us, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors or any other marshalling of our assets, all of our obligations to holders of our Senior Indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the Notes. Only after payment in full of all amounts owing with respect to Senior Indebtedness will the holders of the Notes, together with the holders of any of our obligations ranking on a parity with the Notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the Notes. In the event and during the continuation of any default in the payment of the principal of, or any premium or interest on any Senior Indebtedness beyond any applicable grace period with respect to such Senior Indebtedness, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing permitting the holders of such

Senior Indebtedness (or the trustee or agent on behalf of the holders of such Senior Indebtedness), to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived, or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by us on account of the principal of, or interest on, the Notes.

In the event of our bankruptcy or insolvency, holders of our Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors. With respect to the assets of a subsidiary of ours, our creditors (including holders of the Notes) are structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that we may be a creditor with recognized claims against such subsidiary.

The Notes do not contain any limitation on the amount of Senior Indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that may be hereafter incurred by Union Bankshares Corporation or its subsidiaries.

Redemption

We may, at our option, beginning with the interest payment date of December 15, 2021, but not prior thereto (except upon the occurrence of certain events specified below), and on any interest payment date thereafter, redeem the Notes, in whole or in part, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption. The Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Notes at any time, including before December 15, 2021, in whole but not in part, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption upon the occurrence of:

•	a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes;
•	a “Tier 2 Capital Event,” defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that as a result of: (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the FRB and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of the Notes, in each case, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules of the FRB (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Note is outstanding; or
•	a “1940 Act Event,” defined in the Indenture to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any redemption of the Notes following one of these events would require prior approval of the FRB to the extent such approval is then required under the rules of the FRB.

In the event of any redemption of the Notes, a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) shall be delivered to each holder of Notes not less than 30 nor more than 60 days prior to the redemption date.

Any redemption will be made at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the date of redemption.

In the case of any partial redemption, the selection of the Notes for redemption will be made in accordance with the Trustee’s procedures. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the holders.

Tier 2 Capital

The Notes are intended to qualify as Tier 2 capital under the FRB’s rules regarding capital adequacy, as the same may be amended or supplemented from time to time. These regulations set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

•	be unsecured;
•	have a minimum original maturity of at least five years;
•	be subordinated and junior in right of payment to our bank subsidiary’s obligations to its depositors and to our and each of our bank and nonbank subsidiaries’ depositors and general creditors;
•	be ineligible as collateral for a loan by us or our bank subsidiary, the Bank;
•	not contain provisions permitting the holders of the Notes to accelerate payment of principal or interest prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution; and
•	only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, as described above, and, in any case, subject to obtaining the prior approval of the FRB or other primary federal regulator to the extent such approval is then required under the rules of the FRB or such other regulator.

Defaults; Events of Default; Limitation on Suits

Under the Indenture, an event of default will occur with respect to the Notes only: (i) if we fail to pay interest on the Notes as and when due and such failure continues for 30 days; (ii) if we fail to pay the principal of the Notes as and when due; (iii) if we breach any covenant or agreement contained in the Indenture and such failure continues for 90 days following notice of the same; (iv) if a court enters an order in an involuntary bankruptcy or insolvency proceeding with respect to us that continues unstayed and in effect for a period of 60 consecutive days; (v) if we commence a bankruptcy or insolvency proceeding, consent to the entry of an order in an involuntary bankruptcy or insolvency proceeding, consent to the appointment of a receiver, liquidator or similar official, make a general assignment for the benefit of creditors, or fail generally to pay our debts as they become due; or (vi) in the event of an appointment of a receiver, conservator or similar official for our principal banking subsidiary, Union Bank & Trust.

If an event of default listed in item (iv), (v) or (vi) above occurs and is continuing, the principal amount and interest shall become immediately and automatically due and payable upon a declaration by the Trustee and the holders of not less than 25% in aggregate principal amount of the Notes.

There is no right of acceleration in the case of a default in the payment of principal of or interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture. If we default in our obligation to pay any interest on the Notes when due and payable, and such default continues for a period of 30 consecutive days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes of the performance of any covenant or agreement in the Indenture.

The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, or direction of any of the holders of Notes, unless such holders shall have provided to the Trustee indemnity or security acceptable to the Trustee against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing default with respect to the Notes;
•	the holders of not less than 25% in principal amount of the Notes shall have made written request to the Trustee to institute proceedings in respect of such default in its own name as Trustee under the Indenture;
•	such holder or holders have provided to the Trustee indemnity acceptable to the Trustee against the costs, expenses, and liabilities which may be incurred in complying with such request;
•	the Trustee for 60 days after its receipt of such notice, request, and indemnity has failed to institute any such proceeding; and
•	no direction inconsistent with such written request has been received by the Trustee during such 60 day-period by the holders of a majority in principal amount of the outstanding Notes.

In any event, the Indenture provides that no one or more of such holders shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.

Modification and Waiver

The Indenture provides that we and the Trustee may modify or amend the Indenture with, or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Notes; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding Note affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any Note;
•	reduce the principal amount or rate of interest of any Note;

•	reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required to modify or amend the Indenture, for any supplemental indenture, or for any waiver of compliance with certain provisions of the Indenture or certain defaults and the consequences thereof under the Indenture;
•	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes; or
•	modify the provisions of the Indenture with respect to subordination of the Notes in a manner adverse to the holders of the Notes.

In addition, the holders of a majority in principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note.

Legal Defeasance and Covenant Defeasance

We may choose to either discharge our obligations under the Indenture and the Notes in a legal defeasance, or to release ourselves from certain or all of our covenant restrictions under the Indenture and the Notes in a covenant defeasance. We may do so, after we irrevocably deposit with the Trustee for the benefit of the holders of the Notes, sufficient cash and/or U.S. government securities to pay the principal of (and premium, if any) and interest and any other sums due on the stated maturity date or a redemption date of the Notes. If we choose the legal defeasance option, the holders of the Notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of Notes, replacement of lost, stolen or mutilated Notes and the right to receive payments of the principal of (and premium, if any) and interest on such Notes when such payments are due.

We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the Trustee an opinion of our legal counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the IRS or a change in the applicable federal income tax law. We may not have a default under the Indenture or the Notes on the date of deposit and, under certain circumstances, 120 days after such deposit. The discharge may not cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act and may not result in our becoming an investment company in violation of the Investment Company Act of 1940. The discharge may not violate any of our agreements to which we are a party or by which we are bound.

Any defeasance of the Notes pursuant to the Indenture shall be subject to our obtaining the prior approval of the FRB and any additional requirements that the FRB may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date the FRB does not require that defeasance of instruments be subject to FRB approval in order for the instrument to be accorded Tier 2 Capital treatment, then no such approval of the FRB will be required for such defeasance.

Satisfaction and Discharge

We may discharge our obligations under the Indenture and the Notes if: (i) all outstanding Notes have been delivered for cancellation; (ii) all outstanding Notes have become due and payable or will become due and payable at their stated maturity within one year; or (iii) all outstanding Notes are scheduled for redemption within one year, and we have irrevocably deposited with the Trustee an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on all outstanding Notes and any other sums due on the stated maturity date or a redemption date.

Further Issuances

We may from time to time, without notice to, or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes, or the first payment of interest following the issue date of such further notes), in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided, however, that a separate CUSIP number will be issued for any such additional notes unless the Notes are fungible for U.S. federal income tax purposes, subject to the procedures of DTC.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease our assets substantially as an entirety to us if, in such case, we are not the surviving entity, unless:

•	if we consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any other person, the person formed by such consolidation or into which we merge, or the person that acquires our assets, is a corporation, partnership, limited liability company or other entity organized or formed and validly existing under the laws of the United States of America, any of its states or the District of Columbia, which person must expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on the Notes and the performance or observance of our covenants under the Indenture;
•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and
•	we have complied with our obligations to deliver certain documentation to the Trustee.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The Notes will be issued only in fully registered form, without interest coupons. The Notes will be issued only in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The Notes will not be issued in bearer form. The Notes sold in this offering will be issued only against payment in immediately available funds.

Global Notes

The Notes will be issued in the form of one or more registered notes in global form, without interest coupons (which we refer to as the “Global Notes”).

Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC, or “DTC participants,” or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriter; and
•	ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among Global Notes

Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-Entry Procedures for Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants, and to facilitate the clearance and settlement of securities transactions between its participants, through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by, or on behalf of, DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;
•	will not receive or be entitled to receive physical, certificated Notes; and
•	will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the Trustee or paying agent in U.S. Dollars to DTC’s nominee, as the registered holder of the Global Note. Neither we, nor the Trustee, will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice, and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC, interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 120 days;
•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days;
•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or
•	an event of default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from DTC to issue the Notes in certificated form.

Same-Day Settlement and Payment

Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity and, therefore, DTC will require secondary trading activity in the Notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity of the Notes.

Trustee

U.S. Bank National Association will act as Trustee under the Indenture. From time to time, we, and some of our subsidiaries, may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Additionally, U.S. Bank National Association serves as trustee under one or more indentures involving our existing debt securities. Upon the occurrence of an event of default, or an event which, after notice or lapse of time or both, would become an event of default under the Notes, or upon the occurrence of a default under another indenture under which U.S. Bank National Association serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee.

Notices

Any notices required to be given to the holders of the Notes will be given to the Trustee.

Governing Law

The Indenture and the Notes are governed by, and will be construed, in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of the Notes offered hereby. Except where noted, this discussion addresses only those beneficial owners of the Notes that are purchased by an initial holder at their original issue price for cash and that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes. We intend, and by acquiring any Notes each beneficial owner of a Note will agree, to treat the Notes as indebtedness for U.S. federal income tax purposes, and this discussion assumes such treatment. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to beneficial owners of the Notes in light of their particular circumstances, or to a class of beneficial owners subject to special treatment under U.S. federal income tax law, such as brokers, dealers or traders in securities or currencies, financial institutions, tax-exempt entities or qualified retirement plans, governmental entities, insurance companies, persons liable for alternative minimum tax, U.S. persons whose “functional currency” is not the U.S. dollar, grantor trusts, entities that are treated as partnerships for U.S. federal income tax purposes, certain U.S. expatriates, persons deemed to sell the Notes under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and regulated investment companies and stockholders of such corporations, and persons holding Notes as part of a straddle, hedging, conversion or other integrated transaction. In addition, this summary does not address the tax laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax laws, such as alternative minimum estate and gift taxes.

If you are a partner in an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes and that holds Notes, your U.S. federal income tax treatment with respect to the Notes generally will depend on your status as a partner, upon the activities of the partnership and certain determinations made at the partner level. Partnerships that hold the Notes, and partners in such partnerships, should each consult their independent tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Notes.

This summary is for general information only and is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, and changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein (possibly with retroactive effect). We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions. You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under other federal tax laws (such as estate and gift tax laws) or the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia,
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
•	a trust: (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest.  Based on the interest rate characteristics of the Notes, we intend to treat the Notes as “variable rate debt instruments” (“VRDIs”) for U.S. federal income tax purposes and this discussion assumes such characterization to be correct. It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price of the Notes or the Notes will be issued with no more than a de minimis amount of original issue discount. Accordingly, stated interest paid on a Note should constitute “qualified stated interest” under the Treasury Regulations applicable to VRDIs, and as such will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition.  Upon the sale, exchange, redemption, retirement or other taxable disposition (including early redemption) of a Note, you generally will recognize taxable gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid qualified stated interest, which will be treated as described under “— Payments of Interest” above. Your adjusted tax basis in the Note generally will equal the cost of the Note to you.

Gain or loss realized on the sale, exchange, redemption, retirement or other taxable disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other disposition you have held the Note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting.  Information returns generally will be filed with the IRS in connection with interest payments on the Notes and the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes. You will be subject to backup withholding (currently at a rate of 28%) on these payments if you fail to provide your correct taxpayer identification number to the paying agent and comply with certain certification procedures, or otherwise fail to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, if you timely provide the required information to the IRS. You should consult your tax advisor regarding your qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

Net Investment Income Tax.  Certain U.S. Holders who are individuals, estates and trusts are subject to an additional 3.8% tax on the lesser of: (i) the U.S. Holder’s “net investment income” for the relevant taxable year (for these purposes, net investment income generally includes interest and gains from sales of Notes); and (ii) the excess of the U.S. Holders modified adjusted gross income for the relevant taxable year over a certain threshold (over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual). U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their purchase, ownership and disposition of Notes.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,
•	a foreign corporation, or
•	a foreign estate or trust,

but does not include you if you are an individual present in the United States for 183 days or more in the taxable year of disposition of the Notes and you are not otherwise a resident of the United States for U.S. federal income tax purposes. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of the Notes.

Payments on the Notes.  Subject to the discussion below concerning backup withholding, payments of principal and interest on the Notes made by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership,
•	you are not a bank described in Section 881(c)(3)(A) of the Code, and
•	you fulfill the certification requirement described below.

Certification Requirement.  Interest on a Note will not be exempt from U.S. federal withholding tax unless you certify on a properly executed IRS Form W-8BEN, Form W-8BEN-E, or other appropriate form, under penalties of perjury, that you are not a United States person.

If interest income with respect to a Note is not exempt from U.S. federal withholding tax as described above, you will be subject to U.S. federal income tax withholding at a 30% rate unless: (1) such tax is eliminated or reduced by an applicable income tax treaty; or (2) such interest income is effectively connected with the conduct by you of a trade or business in the United States.

If interest on your Note is effectively connected with the conduct by you of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise, although you will be exempt from the withholding tax discussed in the preceding paragraphs, you generally will be taxed in the same manner as if you were a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), except that you will be required to provide a properly executed IRS Form W-8 (generally an IRS Form W-8ECI) in order to receive payments of interest free of the withholding tax. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of Notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange, Redemption, Retirement or other Disposition.  Subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption, retirement or other disposition of the Notes, unless the gain is effectively connected with the conduct by gain of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

If you are engaged in a trade or business in the United States and you recognize gain on a sale or other disposition of the Notes that is effectively connected with that trade or business, you generally will be taxed as if you were a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. You should consult your tax advisor with respect to the U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a branch profits tax.

Backup Withholding and Information Reporting.  Information returns generally will be filed with the IRS in connection with interest payments on the Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS reporting your proceeds from a sale or other disposition (including a retirement or redemption) of the Notes and you may be subject to backup withholding (currently at a rate of 28%) on interest payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund if you timely provide the required information to the IRS.

Foreign Account Tax Compliance Act.  Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally will apply to: (1) interest on a debt obligation; and (2) the gross proceeds from the disposition of a debt obligation after December 31, 2018, paid to certain non-U.S. entities (whether such non-U.S. entity is the beneficial owner or an intermediary) that fail to comply with certain certification, withholding and information reporting requirements (which may include entering into an agreement with the IRS), or otherwise satisfying the requirements of an applicable FATCA intergovernmental agreement. You should consult your own tax advisors regarding the effect, if any, of the FATCA rules based on your particular circumstances.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, impose certain requirements on: (a) employee benefit plans subject to Part 4 of Subtitle B of Title I of ERISA; (b) individual retirement accounts (“IRAs”), Keogh plans or other plans and arrangements subject to Section 4975 of the Code; (c) entities (including certain insurance company general accounts) whose underlying assets include “plan assets” (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “plan asset regulations”)) by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”); and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, not for profit, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to ERISA or Section 4975 of the Code but may be subject to other laws that are substantially similar to ERISA and Section 4975 of the Code (each, a “Similar Law”).

The following summarizes certain aspects of ERISA, the Code and Similar Laws that may affect a decision by Plans or Non-ERISA Arrangements to invest in the Notes. The following discussion is general in nature and not intended to be a complete discussion of the applicable laws pertaining to a Plan’s or Non-ERISA Arrangement’s decision to invest and is not intended to be legal advice. In addition, the following discussion is based on the applicable law and regulations in effect as of the date of this prospectus supplement, and nothing herein shall be construed as an obligation to update this summary as a result of any changes in the applicable law or regulations. Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the Notes. References herein to the purchase, holding or disposition of Notes also refer to the purchase, holding or disposition of any beneficial interest in the Notes.

A Plan fiduciary should consider whether an investment in the Notes satisfies the requirements set forth in Part 4 of Title I of ERISA, including the requirements that (a) the investment satisfy the prudence and diversification standards of ERISA, (b) the investment be solely in the interests of the participants and beneficiaries of the Plan, (c) the investment be permissible under the terms of the Plan’s investment policies and governing instruments and (d) the investment be for the exclusive purpose of providing benefits to the participants and beneficiaries of the Plan and defraying the reasonable expenses of administering the Plan. In determining whether an investment in the Notes is prudent for ERISA purposes, a Plan fiduciary should consider all relevant facts and circumstances, including, without limitation, the limitations imposed on transferability, whether the investment provides sufficient liquidity in light of the foreseeable needs of the Plan, the tax consequences of the investment and whether the investment is reasonably designed, as part of the Plan’s portfolio, to further the Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. A fiduciary of a Non-ERISA Arrangement should consider whether an investment in the Notes satisfies its obligations under Similar Laws.

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in Section 3(14) of ERISA or “disqualified persons” as defined in Section 4975(e)(2) of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under applicable law or an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We believe that the Notes will be treated as indebtedness without substantial equity features for purposes of the plan asset regulations (although we make no assurances to that effect). This assessment is based upon the traditional debt features of the Notes (although by no means free from doubt). Accordingly, we believe that our assets should not be treated as plan assets under the plan asset regulations as result of investment in the Notes by Plans. Nevertheless, without regard to whether the Notes may be treated as debt for ERISA purposes, we, the underwriter and our and the underwriter’s current and future affiliates may be parties in interest with respect to many Plans and the purchase, holding or disposition of the Notes by or on behalf of, or with the assets of, such Plans could be considered to give rise to a direct or indirect prohibited transaction under ERISA, Section 4975 of the Code, Similar Law or the applicable regulations thereunder. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, Similar Law or the applicable regulations thereunder. For example, the Notes may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under applicable law or an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of or with the assets of, a Plan, and proposes to purchase Notes, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23); (B) the insurance company general account exemption (PTCE 95-60); (C) the bank collective investment fund exemption (PTCE 91-38); (D) the insurance company pooled separate account exemption (PTCE 90-1); and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of Notes, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurances, however, that any of these statutory or class exemptions will be available with respect to transactions involving the Notes or with respect to any particular Plan.

Each purchaser or holder of a Note, and each fiduciary who causes any entity to purchase or hold a Note, shall be deemed to have represented and warranted, on each day such purchaser or holder purchases, holds or disposes of such Note or Notes, that either: (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing, holding or disposing of the Note or Notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Note or Notes shall not constitute or result in (A) the purchase, holding or disposition of an impermissible or imprudent investment, (B) a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law; or (C) a breach of fiduciary or other duty or applicable law.

Each purchaser or holder of a Note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Note does not violate ERISA, the Code, any Similar Law or the applicable regulations thereunder. Nothing herein shall be construed as a representation that an investment in the Notes would meet any or all of the relevant legal requirements with respect to investments by, or that an investment in the Notes is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING

We have entered into an underwriting agreement, dated November 30, 2016, with Sandler O’Neill & Partners, L.P., as the underwriter, with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, the underwriter has agreed to purchase all of the aggregate principal amount of Notes in this offering.

Notes sold by the underwriter to the public initially will be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriter to securities dealers may be sold at a discount from the public offering price of up to 0.5% of the principal amount of Notes. If all the Notes are not sold at the public offering price, the underwriter may change such offering price and the other selling terms. The offering of the Notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The following table shows the per Note and total underwriting discounts we will pay the underwriter.

Per Note	1.00%
Total	$1,500,000

We estimate that our total expenses of the offering, excluding underwriting discounts, will be approximately $525,000.

No Sales of Similar Securities

We have agreed, for a period from the date of the underwriting agreement through and including the closing date of the offering, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any debt securities that are issued or guaranteed by us or any nonconvertible preferred stock issued by us or any of our subsidiaries without the prior written consent of the underwriter.

No Public Trading Market

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. The underwriter has advised us that it intends to make a market in the Notes. However, it is not obligated to do so and may discontinue any market-making in the Notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the credit ratings for the Notes, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions

In connection with this offering of the Notes, the underwriter may engage in overallotment and stabilizing transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Stabilizing transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing transactions, it may discontinue them at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriter or any of its affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on one or more websites or through other online services maintained by the underwriter or by its affiliates. Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by the underwriter or any of its affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter and should not be relied on by investors.

Other Matters

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriter require that the persons into whose possession this prospectus supplement comes inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the Notes offered by this prospectus supplement will be passed upon for us by Troutman Sanders LLP, Richmond, Virginia. Certain legal matters in connection with this offering will be passed upon for the underwriter by BuckleySandler LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Union Bankshares Corporation and its subsidiaries (i) as of December 31, 2015 and for the year then ended, and the effectiveness of Union’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, an independent registered public accounting firm; and (ii) as of December 31, 2014 and for each of the two years in the two-year period ended December 31, 2014 have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, each as set forth in their respective reports appearing in Union’s Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated in this prospectus supplement by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

Prospectus

$200,000,000

Union Bankshares Corporation

Common Stock
Preferred Stock
Debt Securities
Warrants
Purchase Contracts
Units

We may offer from time to time common stock, preferred stock, debt securities (which may be senior or subordinated debt securities), warrants, purchase contracts or units. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities.

The aggregate initial offering price of all securities we sell under this prospectus will not exceed $200,000,000.

The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read this prospectus and any supplements carefully before you invest.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus is September 12, 2014.

i

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus we use the terms “we,” “us,” “our,” “Union” and the “company” to refer to Union Bankshares Corporation. We sometimes refer to Union First Market Bank as our “community bank” or “bank subsidiary.”

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $200,000,000 in the aggregate.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street addresses are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by Union. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at no cost on our website at http://investors.bankatunion.com, as soon as reasonably practicable after we file such documents with the SEC. We are not incorporating the information on our website into this prospectus, and the information on the website is not included in, nor is it a part of, this prospectus or any prospectus supplement. Our SEC file number is 000-20293.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

Some information contained in this prospectus updates and supersedes the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 11, 2014;
•	our Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2014, filed on May 8, 2014, and (ii) June 30, 2014, filed on August 6, 2014;
•	our Current Reports on Form 8-K filed on January 2, 2014, January 27, 2014, January 31, 2014, February 3, 2014, February 20, 2014 (Form 8/A), April 24, 2014, April 29, 2014, June 23, 2014, July 1, 2014 and July 24, 2014; and
•	the description of common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on July 2, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered by this prospectus are sold; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K (unless otherwise indicated). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later which is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Robert M. Gorman
Executive Vice President and Chief Financial Officer
Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, Virginia 23219
(804) 633-5031

These incorporated documents may also be available on our website at http://investors.bankatunion.com. Except for incorporated documents, information contained on our website is not a prospectus and does not constitute part of this prospectus.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

We make certain forward-looking statements in this prospectus, any prospectus supplement and in the documents incorporated by reference into this prospectus that are based upon our current expectations and projections about current events. You should not rely on forward-looking statements in this prospectus, any prospectus supplement or the documents incorporated by reference. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, deposit flows, loan demand, real estate values, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, the stock and bond markets, accounting standards or interpretations of existing standards, technology, consumer spending and savings habits, and mergers and acquisitions.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, any prospectus supplement and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement and the documents we incorporate by reference.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary provides a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

We may use this prospectus to offer securities in an aggregate amount of up to $200,000,000 in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may sell our common stock. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price of the shares.

Preferred Stock

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will list the preferred stock on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Warrants

We may sell warrants to purchase our debt securities, shares of common stock or shares of our preferred stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our common stock, preferred stock or debt securities. The price of our debt securities or price per share of common stock or preferred stock, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

UNION BANKSHARES CORPORATION

Our Company

Union Bankshares Corporation is a financial holding company headquartered in Richmond, Virginia. We are one of the largest community banking organizations based in Virginia. As of June 30, 2014, we had total consolidated assets of approximately $7.3 billion, total net consolidated loans of approximately $5.2 billion, total consolidated deposits of approximately $5.7 billion and total consolidated stockholders’ equity of approximately $977.0 million. We are committed to the delivery of financial services through our community bank, Union First Market Bank, and our three non-bank financial services affiliates.

Union First Market Bank is a full service retail commercial bank offering consumers and businesses a wide range of banking and related financial services, including checking, savings, certificates of deposit and other depository services, as well as loans for commercial, industrial, residential mortgage and consumer purposes. Union First Market Bank has 131 banking offices and more than 201 ATMs located throughout Virginia. Our community bank maintains a strong customer service focus.

We provide other financial services through our non-bank affiliates, Union Investment Services, Inc., Union Mortgage Group, Inc. (“Union Mortgage”) and Union Insurance Group, LLC (“Union Insurance”). Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

•	Union Investment Services, Inc. operates 19 offices within our community bank’s trade area and is a full service investment company handling all aspects of wealth management including stocks, bonds, annuities, mutual funds and financial planning.
•	Union Mortgage has 22 offices in the following locations: Virginia (17), Maryland (one), North Carolina (three), and South Carolina (one). Union Mortgage is licensed to do business in selected states throughout the Mid-Atlantic and Southeast, as well as Washington, D.C. It provides a variety of mortgage products to customers in those areas. The mortgage loans originated by Union Mortgage are generally sold in the secondary market through purchase agreements with institutional investors.
•	Union Insurance is an insurance agency in which each of Union First Market Bank and Union Mortgage has an ownership interest. This agency operates in a joint venture with Bankers Insurance, LLC, an insurance agency owned by community banks across Virginia and managed by the Virginia Bankers Association. Union Insurance generates revenue through sales of various insurance products, including long term care insurance and business owner policies.

Union Bankshares Corporation is a Virginia corporation. Our principal executive offices are located at 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and our telephone number is (804) 633-5031. Our Internet address is http://investors.bankatunion.com. We are not incorporating the information on our website into this prospectus, and the information on the website is not included in, nor is it a part of, this prospectus.

USE OF PROCEEDS

Unless we state otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes. These purposes may include investing in, or extending credit to, our operating subsidiaries; investments at the holding company level; reducing or refinancing existing debt; possible acquisitions; stock repurchases; and other purposes as described in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds of any offering. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our consolidated ratios of (i) earnings to fixed charges and (ii) earnings to fixed charges and preferred stock dividends for the periods presented. We do not currently have any preferred stock outstanding.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratios of earnings to fixed charges(1):
Including deposit interest	3.77	3.17	3.10	2.69	2.21	1.79	1.19
Excluding deposit interest	6.04	7.29	6.66	5.96	5.17	4.42	1.92
Ratios of earnings to fixed charges and preferred dividends(1)(2)(3):
Including deposit interest	3.77	3.17	3.10	2.69	2.16	1.76	1.18
Excluding deposit interest	6.04	7.29	6.66	5.96	4.63	3.89	1.73

(1)	For purposes of calculating the ratio of earnings to fixed charges, fixed charges is the sum of (i) interest cost, including interest on deposits; and (ii) that portion of rent expense estimated to be representative of the interest factor.
(2)	For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, we divide earnings by the sum of fixed charges and preferred stock dividends.
(3)	On December 19, 2008, we issued to the U.S. Department of the Treasury (the “Treasury”) 59,000 shares of the company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) for $59 million. The issuance was made pursuant to the Treasury’s Capital Purchase Program under the Troubled Asset Relief Program (the “CPP”). In November 2009, the company redeemed all shares of the Series A Preferred Stock. On February 1, 2010, the company issued a series of preferred stock as a result of its acquisition of First Market Bank, FSB (“FMB”). On February 6, 2009, FMB issued and sold to the Treasury, pursuant to the CPP, 33,900 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B and a warrant to purchase up to 1,695 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C. The Treasury immediately exercised the warrant for the entire 1,695 shares of FMB’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C. In connection with the acquisition of FMB, the company established a series of preferred stock with substantially identical preferences, rights and limitations to the FMB preferred stock — the company’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”). In the acquisition, each share of FMB Series B and Series C preferred stock was exchanged for one share of the company’s Series B Preferred Stock. In December 2011, the company redeemed all shares of the Series B Preferred Stock.

REGULATORY CONSIDERATIONS

We are extensively regulated under both federal and state law. As a financial holding company and a bank holding company registered under the Bank Holding Company Act of 1956, we are subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). We are also registered under the bank holding company laws of Virginia, and accordingly are subject to regulation and supervision by the Virginia State Corporation Commission. Our subsidiary bank, Union First Market Bank, is also regulated and supervised by the Federal Reserve and the Virginia State Corporation Commission. The deposit insurance for accounts with Union First Market Bank is provided by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to financial holding companies and bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund, and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the FDIC, which insures the deposits of our bank subsidiary within certain limits, and the SEC. Depository institutions, like our bank subsidiary, are also affected by various federal and state laws, including those relating to consumer protection and similar matters.

Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Union consists of 100,000,000 shares of common stock, par value $1.33 per share, and 500,000 shares of preferred stock, par value $10.00 per share, which may be issued in series with such powers, designations and rights as may be established from time to time by our Board of Directors. As of June 30, 2014, there were 45,874,662 shares of our common stock issued and outstanding held by approximately 4,676 holders of record and no shares of our preferred stock issued and outstanding. As of June 30, 2014, there were options outstanding to purchase 414,806 shares of our common stock and 305,561 shares were subject to unvested restricted stock awards, all granted under our equity compensation plans. See “Description of Common Stock” and “Description of Preferred Stock” for more information.

DESCRIPTION OF COMMON STOCK

The following summary description of the material features of the common stock of Union is qualified in its entirety by reference to the applicable provisions of Virginia law and by Union’s Articles of Incorporation, as amended (the “Articles”), and Union’s Bylaws, as amended (the “Bylaws”).

General

Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.” All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, fully paid and nonassessable.

The transfer agent for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Dividends

Our shareholders are entitled to receive dividends or distributions that our Board of Directors may declare out of funds legally available for those payments. The payment of distributions by Union is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of holders of outstanding preferred stock.

As a bank holding company, our ability to pay dividends is affected by the ability of Union First Market Bank, our bank subsidiary, to pay dividends to us. The ability of our bank subsidiary, as well as Union Bankshares Corporation, to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Union, the holders of shares of our common stock will be entitled to receive, after payment of all debts and liabilities of Union and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of Union available for distribution in cash or in kind.

Voting Rights

The holders of our common stock are entitled to one vote per share, and in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and shareholders do not have the right to accumulate their votes in the election of directors. For that reason, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Directors and Classes of Directors

Our Board of Directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the Union Board of Directors consists of 18 directors. Under the Articles, directors may be removed only for cause and with affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

No Preemptive Rights; Redemption and Assessment

Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.

Securities Are Not Insured by the FDIC

Investments in our common stock or any of our equity or debt securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Certain Anti-Takeover Provisions of Our Articles and Bylaws and Virginia Law

General.  Our Articles and Bylaws and the Virginia Stock Corporation Act (the “Virginia SCA”) contain certain provisions designed to enhance the ability of our Board of Directors to deal with attempts to acquire control of the company. These provisions, and the ability to set the voting rights, preferences and other terms of any series of preferred stock that may be issued, may be deemed to have an anti-takeover effect and may discourage takeovers (which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of our common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our Articles and Bylaws and provided by the Virginia SCA. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to our Articles and Bylaws and the statutory provisions contained in the Virginia SCA.

Supermajority Provision.  The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include:

•	adoption of plans of merger or exchange;
•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and
•	adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles of incorporation may either increase the vote required to approve those actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

Our Articles provide that the actions set out above must be approved by a vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction must be approved by the vote of 80% or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

The provisions of our Articles and the Virginia SCA could tend to make the acquisition of Union more difficult to accomplish without the cooperation or favorable recommendation of the Union Board of Directors.

Staggered Board Terms.  Our Articles provide that our Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years and until their successors are elected and qualified. Vacancies occurring in the Board of Directors by reason of an increase in the number of directors may be filled by the Board of Directors, and any directors so chosen shall hold office until the next election of directors by the stockholders. Any other vacancy in the Board of Directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Pursuant to our Articles, directors may be removed only for cause and only by a vote of the holders of two-thirds of the outstanding shares entitled to vote.

State Anti-Takeover Statutes.  The Virginia SCA includes two anti-takeover statutes, the Affiliated Transactions Statute and the Control Share Acquisitions Statute. These statutes would be available to us if, at the time of the transaction, we have 300 or more shareholders of record, as described below.

The Affiliated Transaction Statute of the Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;
•	the affiliated transaction has been approved by a majority of the disinterested directors; or
•	subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•	unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or
•	among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisitions Statute. Union has not opted-out of the Control Share Acquisitions Statute.

Authorized Preferred Stock.  Our Articles authorize the issuance of preferred stock and our Board of Directors may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as the Board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Union by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Liability and Indemnification of Officers and Directors.  The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (1) $100,000 or (2) the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Our Articles provide that to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, a director or officer of Union is not liable to Union or its shareholders for monetary damages.

Our Articles provide that to the full extent permitted by the Virginia SCA and any other applicable law, Union is required to indemnify a director or officer of Union who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of or on behalf of Union as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Union Board of Directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer as set forth above.

Dissenters’ and Appraisal Rights.  The Virginia SCA provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the NASDAQ Global Select Market, or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:

•	the articles of incorporation provide for appraisal rights regardless of an available exception (our Articles do not authorize such special appraisal rights);
•	in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or
•	the merger is an “affiliated transaction,” as described under “— State Anti-Takeover Statutes” above, and it has not been approved by a majority of the disinterested directors.

Our common stock is listed on the NASDAQ Global Select Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, holders of our common stock are not entitled to appraisal rights.

Amendments to our Articles of Incorporation and Bylaws.  The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors or, if a quorum exists, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.

Our Articles state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.

Our Bylaws may be amended, altered, or repealed by the Board of Directors at any time. Our shareholders have the power to rescind, alter, amend, or repeal any bylaws and to enact bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by our Board of Directors.

Increasing the Number of Directors.  Under Virginia law, a board of directors may amend or repeal bylaws unless its company’s articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our Articles do not reserve the power to amend the Bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly prohibits the Board of Directors from amending the Bylaws to increase or decrease the number of directors. Any newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our Board of Directors, the Board may increase the size of the Board and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings.  Pursuant to our Bylaws, special meetings of shareholders may be called only by the Chairman or Vice Chairman of the Board, if any, the Chief Executive Officer, the President, the Board of Directors or the Board’s Executive Committee. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the Chief Executive Officer, President, the Chairman or the Vice Chairman of the Board of Directors to call a special meeting.

Advance Notification Requirements.  Our Bylaws require a shareholder who desires to nominate a candidate for election to the Board of Directors or to raise new business at an annual shareholders meeting to provide us advance notice not less than 30 days prior to the first anniversary date of the initial notice of meeting of shareholders delivered to shareholders for the previous year’s annual meeting, provided, however, that such notice is not be required to be given more than 90 days prior to the annual meeting of shareholders. Our Bylaws further condition the presentation of shareholder nominations for director or proposals for business on compliance with a number of conditions. In addition, a shareholder must also comply with applicable SEC rules in order for his or her shareholder proposal to be included in the Company’s proxy statement relating to the annual meeting.

DESCRIPTION OF PREFERRED STOCK

Our Board of Directors, without shareholder approval, is authorized under our Articles to issue, in one or more series, shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The Board of Directors is also authorized to fix the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any series of preferred stock.

As of the date of this prospectus, 500,000 shares of our preferred stock, par value $10.00, are authorized. We have no shares of preferred stock outstanding.

The following summary description of the material features of the preferred stock of Union that we may offer from time to time is qualified in its entirety by reference to the applicable provisions of Virginia law, our current Articles and the articles of amendment to our Articles relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.

General

Our Board of Directors may authorize the issuance of one or more series of preferred stock and may establish and designate series and the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of preferred stock, when issued and sold, will be fully paid and nonassessable.

The number of shares and all of the relative rights, preferences and limitations of the respective future series of preferred stock authorized by our Board of Directors will be described in the applicable prospectus supplement. The terms of a particular series of preferred stock may differ, among other things, in:

•	designation;
•	number of shares that constitute the series;
•	dividends (which may be cumulative or noncumulative), the dividend rate, or the method of calculating the dividend rate;
•	dividend periods, or the method of calculating the dividend periods;
•	redemption provisions, including whether, on what terms and at what prices the shares will be subject to redemption at our option and whether a sinking fund will be established;
•	voting rights;
•	preferences and rights upon liquidation or winding up;
•	whether and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted);
•	for preferred stock convertible into our common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur; and
•	the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

Each series of preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up:

•	junior to any series of our capital stock expressly stated to be senior to that series of preferred stock; and
•	senior to our common stock and any class of our capital stock expressly stated to be junior to that series of preferred stock.

Dividends

Dividends will be payable as they are declared by our Board of Directors at such time or times as it elects, and no holder of preferred stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares preferred stock who are entitled to receive that dividend.

If described in the applicable prospectus supplement, we may pay cumulative cash dividends to the holders of preferred stock, when and as declared by the Board of Directors or a committee thereof, out of funds legally available for payment. The prospectus supplement will detail, as applicable, the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. In the event that dividends are declared on the preferred stock, the Board of Directors or the committee will fix a record date for any such payment of dividends, which will be paid on the preferred stock to the holders of record on that record date.

We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the preferred stock unless we declare, pay or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock.

Unless we have paid in full all unpaid cumulative dividends, if any, on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock of Union ranking junior or on parity with the preferred stock as to dividend payments (unless otherwise described in the prospectus supplement):

•	declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;
•	make other distributions;
•	redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration; or
•	make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

Conversion and Exchange

The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of Union or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Redemption

The prospectus supplement will indicate whether, and on what terms, the shares of any future series of preferred stock will be subject to redemption, mandatory or otherwise, or a sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the redemption price and date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Union, the holders of shares of preferred stock outstanding will be entitled to receive, out of the assets of Union available for distribution to shareholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in the Articles (as amended to establish the preferred stock) and/or the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends, if any, to the date of final distribution, before any distribution is made to holders of:

•	any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution or winding up; or
•	our common stock.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of Union with or into another corporation nor a merger of another corporation with or into Union nor a sale or transfer of all or part of Union’s assets for cash or securities will be considered a liquidation, dissolution or winding up of Union.

If, upon any liquidation, dissolution or winding up of Union, assets of Union then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking on parity with the preferred stock as to rights upon liquidation, dissolution or winding up, the holders of shares of the preferred stock and of shares of that other preferred stock will participate ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of assets by Union.

Voting Rights

Unless otherwise determined by our Board of Directors and indicated in the prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law.

So long as any shares of the preferred stock remain outstanding, we will not, without the consent of the holders of at least a majority of the shares of preferred stock outstanding at the time, voting together as one class with all other series of preferred stock having similar voting rights that have been conferred and are exercisable:

•	issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding preferred stock as to dividends or upon liquidation or dissolution; or
•	amend, alter or repeal the provisions of our Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding preferred stock or its holders.

DESCRIPTION OF DEBT SECURITIES

Debt May Be Senior or Subordinated

We may issue senior or subordinated debt securities. The senior debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt and, except as otherwise provided in the applicable prospectus supplement, will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt and will be subordinate and junior in right of payment to all of our “senior indebtedness” (as defined herein). If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. If issued, there will be one indenture for senior debt securities and one for subordinated debt securities.

Payments

We may issue debt securities from time to time in one or more series. The provisions of each indenture may allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that issue. The debt securities may be denominated and payable in U.S. dollars.

Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the United States federal income tax consequences and special considerations applicable to any such debt securities.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	classification as senior or subordinated debt securities and the specific designation;
•	aggregate principal amount, purchase price and denomination;
•	currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;
•	date of maturity;
•	the interest rate or rates or the method by which the interest rate or rates will be determined, if any;
•	the interest payment dates, if any;
•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;
•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;
•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;
•	whether we will issue the debt securities in definitive form and under what terms and conditions;
•	the terms on which holders of the debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;
•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;
•	the depository for global certificated securities, if any; and
•	any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.

If any of the securities are to be held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Description of Global Securities.”

Subordination Provisions

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture. The indenture for any subordinated debt securities will define the applicable “senior indebtedness.” Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The applicable prospectus supplement will describe the circumstances under which we may withhold payment of principal of, or any premium or interest on, any subordinated debt securities. In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

Covenants

The applicable prospectus supplement will contain, where applicable, the following information about any senior debt securities issued under it:

•	the terms and conditions of any restrictions on our ability to create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance; and
•	the terms and conditions of any restrictions on our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person.

Events of Default

The indenture for any senior debt securities will provide holders of the securities with the terms of remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. The indenture may provide for the issuance of debt securities in one or more series and whether an event of default has occurred may be determined on a series by series basis. The events of default will be defined under the indenture and described in the prospectus supplement.

The prospectus supplement will contain:

•	the terms and conditions, if any, by which the securities holders may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and
•	the terms and conditions, if any, under which all of the principal of all debt securities and interest accrued thereon shall be immediately due and payable.

The prospectus supplement will also contain a description of the method by which the holders of the outstanding debt securities may annul past declarations of acceleration of, or waive past defaults of, the debt securities.

The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any trust or power at the request of holders. The prospectus supplement will contain a description of the method by which the holders of outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.

The indenture will provide that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest. The prospectus supplement will contain a description of the circumstances under which a holder may exercise this right.

The indenture will contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge

The prospectus supplement will contain a description of our ability to eliminate most or all of our obligations on any series of debt securities prior to maturity provided we comply with the provisions described in the prospectus supplement.

We will also have the ability to discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as “defeasance.” We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants limiting liens and consolidations, mergers and asset sales, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called “covenant defeasance.” The conditions we must satisfy to exercise covenant defeasance with respect to a series of debt securities will be described in the applicable prospectus supplement.

Modification of the Indenture

The prospectus supplement will contain a description of our ability and the terms and conditions under which, with the applicable trustee, we may enter into supplemental indentures which make certain changes that do not adversely affect in any material respect the interests of the holders of any series without the consent of the holders of debt securities issued under a particular indenture.

The prospectus supplement will contain a description of the method by which we and the applicable trustee, with the consent of the holders of outstanding debt securities, may add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable indenture or modify in any manner the rights of the holders of those debt securities. The prospectus supplement will also describe the circumstances under which we may not exercise on this right without the consent of each holder that would be affected by such change.

We may not amend a supplemental indenture relating to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each potentially adversely affected holder of subordinated and senior indebtedness then outstanding.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of common stock or preferred stock, or debt securities. Warrants may be issued independently or together with any shares of common stock or preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from the shares of common or preferred stock or debt securities. The warrants are to be issued under warrant agreements to be entered into between Union and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Union in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants that we may offer from time to time. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of any warrants.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;
•	the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;
•	the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;
•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the price at which such debt securities may be purchased upon such exercise;
•	if applicable, the designation and terms of the common stock or preferred stock or debt securities with which the warrants are issued and the number of warrants issued with each share of common stock or preferred stock or such debt security;
•	if applicable, the date on and after which the warrants and the related common stock or preferred stock or debt securities will be separately transferable;
•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;
•	whether the warrants will be issued in registered or bearer form;
•	a discussion of certain United States federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and
•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder to purchase such number of shares of common stock or preferred stock, or such principal amount of debt securities, at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by Union, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of (i) the certificate evidencing such warrants properly completed and duly executed and (ii) payment as provided in the prospectus supplement of the amount required to purchase the shares of common stock or preferred stock or debt securities purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or preferred stock or debt securities purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

•	the issuance of a stock dividend to holders of common stock or preferred stock, respectively;
•	a combination, subdivision or reclassification of common stock or preferred stock, respectively; or
•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any merger, consolidation or sale or conveyance of all or substantially all of the assets of Union, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of Union or any other matter, or to exercise any rights whatsoever as shareholders of Union.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our common stock, preferred stock or debt securities. The price per share of common stock or preferred stock, or the price of our debt securities, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, common stock, preferred stock or debt securities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;
•	whether the purchase contracts are to be prepaid or not;
•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;
•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;
•	United States federal income tax considerations relevant to the purchase contracts; and
•	whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS

Units will consist of any combination of one or more of the other securities described in this prospectus. The applicable prospectus supplement or supplements will also describe:

•	the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;
•	any additional terms of the agreement governing the units;
•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;
•	any applicable United States federal income tax consequences; and
•	whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

DESCRIPTION OF GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities other than common stock in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.

If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.

Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to warrants, units or preferred stock, represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of Union, the trustees, the warrant agents, the unit agents or any other agent of Union, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

BOOK-ENTRY ISSUANCE

General

The Depository Trust Company (the “DTC”) may act as securities depository for all of the debt securities unless otherwise referred to in the prospectus supplement relating to an offering of debt securities. The debt securities may be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global certificates will be issued for the debt securities, representing in the aggregate the total amount of the debt securities, and will be deposited with DTC.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation (the “DTCC”). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, the NYSE Amex and the Financial Industry Regulatory Authority, Inc.

Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security, as beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased debt securities. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in debt securities except if use of the book-entry-only system for the debt securities is discontinued.

The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee will not effect any change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the debt securities. If less than all of the debt securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting with respect to the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the debt securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date.

Distribution of Funds

The relevant trustee will make distribution payments on the debt securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositories and Termination of Book-Entry System

DTC may discontinue providing its services with respect to any of the debt securities at any time by giving reasonable notice to the relevant trustee or us. If no successor securities depository is obtained, definitive certificates representing the debt securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default under the indenture, the holders of a majority in liquidation amount of debt securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the debt securities will be printed and delivered.

PLAN OF DISTRIBUTION

General

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;
•	to underwriters for resale to the public or to investors;
•	directly to investors; or
•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of a particular offering of securities, including:

•	the name or names of any agents or underwriters;
•	the purchase price of the securities being offered and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges or markets on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for a period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the shares for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates by managing underwriters. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. In a firm commitment underwriting, the underwriters will be obligated to purchase all the shares if they purchase any of the shares. The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement naming any such underwriter.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

We may have agreements with the underwriters, dealers and agents to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities. Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters, agents or their affiliates. These underwriters, agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Direct Sales

We may also sell shares directly to one or more purchasers without using underwriters or agents.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the NASDAQ Global Select Market may engage in passive market making transactions in the securities on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Select Market. Any shares of common stock hereunder will be listed on the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any additional exchange or market, but we are not obligated to do so unless stated otherwise in a prospectus supplement. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

General Information

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by LeClairRyan, A Professional Corporation, our legal counsel, and for any underwriters and agents by legal counsel selected by such underwriters or agents.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, as stated in their reports appearing therein and incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

UNION BANKSHARES CORPORATION

$150,000,000

5.00% Fixed-to-Floating Rate Subordinated Notes due 2026

Prospectus Supplement
(to the Prospectus dated September 12, 2014)

Sandler O’neill + Partners, l.p.

November 30, 2016